Exhibit 99.1

 ABAXIS Reports Financial Results With Record Sales for the Second Quarter of
                                 Fiscal 2005

   Record Quarterly Reagent Disc Sales of 706,000 Units as Total Quarterly
                    Revenues up 18% From Prior Year Period

    UNION CITY, Calif., Oct. 18 /PRNewswire-FirstCall/ -- ABAXIS, Inc. (Nasdaq: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported record financial results for the second fiscal quarter ended September 30, 2004.
    Highlights for the second quarter of fiscal 2005 include:

    -- Quarterly revenues of $13.6 million, an 18% increase over the same period last year.
    -- Quarterly diluted EPS:  $0.06 versus $0.05 in the same period last year.
    -- Quarterly U.S. sales of $11.7 million, a 19% increase over the same period last year.
    -- Quarterly international sales of $1.9 million, a 13% increase, compared to the same period last year.
    -- Quarterly medical sales:  up 23%, compared to the same period last year, to $2.0 million, representing 15% of total revenues.
    -- Quarterly recurring reagent disc and hematology reagent revenue of
       $8.8 million, a 31% increase over the same period last year.
    -- Quarterly total reagent disc sales of 706,000 units, a 29% increase over the same period last year.
    -- Quarterly medical reagent disc sales of 110,000 units, an increase of
       67,000 units or 158% over the same period last year.
    -- Quarterly veterinary reagent disc sales of 596,000 units, an 18% increase over the same period last year.

    Quarterly Results: For the second fiscal quarter, ABAXIS reported record revenues of $13.6 million, compared with revenues of $11.5 million for the comparable period last year, an increase of 18 percent. Recurring reagent disc and hematology reagent revenue increased by $2.1 million or 31 percent over the same period last year. The Company reported net income attributable to common shareholders of $1.3 million, compared to $879,000 for the same period last year; an increase of 53 percent. Net income for the quarter benefited from the conversion, in October 2003, of Series D and E Preferred Stock into common shares; thereby eliminating the Company's obligation to distribute preferred dividends in the quarter ended September 30, 2004. The Company's effective tax rate in the quarter ended September 30, 2004 was 40% compared to 3% in the same period last year, reflecting the elimination of the valuation allowance on deferred tax assets in fiscal 2004. The Company reported diluted net income per share of $0.06 (calculated based on 21,663,000 shares), compared to $0.05 per share (calculated based on 18,933,000 shares) for the same period last year.
    Six Months Results: For the six-month period ended September 30, 2004, ABAXIS reported total revenues of $26.9 million, compared with revenues of $21.8 million for the comparable period last year, an increase of 23 percent. During the six-month period, the Company sold 1.4 million units of reagent discs, up 30 percent compared to the same period last year. Net income attributable to common shareholders for the first six months of fiscal 2005 was $2.8 million, as compared to $1.5 million for the same period last year; an increase of 80 percent. The Company reported diluted net income per share of $0.13 (calculated based on 21,796,000 shares), compared to $0.08 per share (calculated based on 18,170,000 shares) for the same period last year.
    Other Reported Information: Recurring reagent disc and hematology reagent revenue for the second fiscal quarter was $8.8 million, up 31 percent over the $6.7 million reported in the same period last year. During the quarter, the Company sold 706,000 medical and veterinary reagent discs, an increase of 29 percent compared to 549,000 medical and veterinary reagent discs sold during the same period last year. The Company sold 3,873 veterinary hematology reagent kits during the quarter, up 42 percent compared to 2,729 hematology reagent kits sold for the same period last year. The Company ended the quarter with $20.0 million in cash, cash equivalents and short-term investments and no long-term debt.
    "We are pleased to report positive operating results for the 14th consecutive quarter, particularly in light of the fact that the second quarter of our fiscal year is historically our weakest," said Clint Severson, chairman and CEO of ABAXIS, Inc. Reagent disc sales in all of our segments continued to grow at strong double-digit rates. We are particularly pleased with the results of the quarter as we addressed the typical issues associated with the introduction of a new product; in this case our new VetScan HMII hematology analysis system. Additionally, our senior sales management team is commencing a new marketing initiative and study to help us better understand the needs of the medical market and how we might be even more responsive with leading-edge blood analysis solutions. There are great opportunities ahead and we look forward to capitalizing on those opportunities."

    Conference Call
    ABAXIS has scheduled a conference call to discuss its financial results at 4:15 p.m. ET Monday, October 18, 2004. Participants can dial 877-356-5706 or 706-643-0580 to access the conference call, or can listen via a live Internet web cast which can be found at www.abaxis.com. A replay of the call is available by visiting www.abaxis.com for the next 30 days or by calling 800-642-1687 or 706-645-9291, access code 1430756, through October 21, 2004.
This press release is also available prior to and after the call via ABAXIS' website or the Securities Exchange Commission's website at www.sec.gov.

    About ABAXIS
    ABAXIS develops, manufactures and markets portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact,
6.9 kilogram (15 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients. The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples. The system provides test results in less than 14 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

    This press release includes statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). ABAXIS claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms "may," "believes," "projects," "expects," or "anticipates," and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, risks and uncertainties related to fluctuations in the Company's share price, the market acceptance of the Company's products and the continuing development of its products, required United States Food and Drug Administration ("FDA") clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the Company's intellectual property or claims of infringement of intellectual property asserted by third parties, risks involved in carrying of inventory, risks associated with the ability to attract, train and retain competent sales personnel, general market conditions, competition and other risks detailed from time to time in ABAXIS' periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made. ABAXIS does not undertake and specifically disclaims any obligation to update any forward-looking statements.


     ABAXIS, Inc.
     Summary of Financial Information
     (In thousands, except per share data)
     (Unaudited)

                                    Three Months Ended    Six Months Ended
                                       September 30         September 30

                                    2004       2003       2004       2003

    Net revenues                   $13,635    $11,523    $26,877    $21,849

    Costs and operating expenses:
      Cost of revenues               6,268      5,641     12,342     10,861
      Selling, general
       and administrative            3,955      3,567      7,596      6,784
      Research and development       1,231      1,218      2,468      2,250

    Total costs and
     operating expenses             11,454     10,426     22,406     19,895

    Income from operations           2,181      1,097      4,471      1,954
    Interest and other income           70         37        130         85
    Interest and other expense         (19)       (30)       (25)       (48)
    Net income before income taxes   2,232      1,104      4,576      1,991
    Income tax provision               891         38      1,801         62
    Net Income                      $1,341     $1,066     $2,775     $1,929
    Basic net income per share (a)   $0.07      $0.05      $0.14      $0.09
    Diluted net income per share (a) $0.06      $0.05      $0.13      $0.08

    Weighted average common shares
     outstanding - basic            19,646     17,149     19,611     17,036

    Weighted average common shares
     outstanding - diluted          21,663     18,933     21,796     18,170


    (a) Net income attributable to common shareholders used in the computation of diluted net income per share for the three and six months ended September 30, 2004 was $1,341,000 and $2,775,000 respectively. Net income attributable to common shareholders used in the computation of diluted net income per share for the three months ended September 30, 2003 was $879,000, which includes dividends of $187,000. Net income attributable to common shareholders used in the computation of diluted net income per share for the six months ended September 30, 2003 was $1,538,000, which includes dividends of $391,000.


    ABAXIS, Inc.
    Balance Sheet Data:
    (Unaudited and in thousands)

                                                  September 30,    March 31,
                                                      2004           2004
    Current assets:
     Cash and cash equivalents                      $11,989         $9,324
     Short-term investments                           7,998          7,998
     Trade receivables (net)                          9,924          8,202
     Inventories                                      6,873          5,736
     Prepaid expenses                                   210            384
     Net deferred tax asset - current                   840            609
      Total current assets                           37,834         32,253
     Property and equipment, net                      8,650          8,191
     Intangible assets, net                             638            675
     Deposits and other assets                          120            155
     Net deferred tax asset - non-current            19,198         20,624
      Total assets                                  $66,440        $61,898

    Current liabilities:
     Accounts payable                                $3,174         $2,721
     Dividends payable                                   --             28
     Accrued payroll and related expenses             2,329          2,853
     Other accrued liabilities                          773            319
     Warranty reserve                                   189            181
     Deferred revenue                                   298            264
     Current portion of capital lease obligations        22             22
      Total current liabilities                       6,785          6,388

    Non-current liabilities:
     Capital lease obligations, less current portion      6             16
     Deferred rent                                      440            409
     Deferred revenue, less current portion             603            474
     Commission obligation, less current portion         33             39
      Total non-current liabilities                   1,082            938

    Shareholders' equity:
     Common stock                                    93,667         92,441
     Accumulated deficit                            (35,094)       (37,869)
      Total shareholders' equity                     58,573         54,572
      Total liabilities and shareholders' equity    $66,440        $61,898


Reconciliation of Net Income to Net Income Attributable to Common Shareholders
                                (in thousands)

                                    Three Months Ended    Six Months Ended
                                       September 30         September 30

                                     2004       2003      2004       2003

    Net income                      $1,341     $1,066     $2,775     $1,929
    Preferred dividends                 --       (187)        --       (391)
    Net income attributable
     to common shareholders         $1,341       $879     $2,775     $1,538


                     Customer and Geographic Information
                                (in thousands)

                                   Three Months Ended     Six Months Ended
                                      September 30          September 30

                                     2004      2003       2004       2003

    United States                  $11,731     $9,844    $23,243    $18,932
    International                    1,904      1,679      3,634      2,917
    Total revenues                 $13,635    $11,523    $26,877    $21,849


                       Customer and Market Information
                                (in thousands)

                                   Three Months Ended     Six Months Ended
                                      September 30          September 30

                                     2004       2003       2004       2003

    Medical Market                  $1,985     $1,618     $4,225     $3,225
    Veterinary Market               11,233      9,374     21,743     17,620
    Other                              417        531        909      1,004
    Total revenues                 $13,635    $11,523    $26,877    $21,849


SOURCE  ABAXIS, Inc.
    -0-                             10/18/2004
    /CONTACT: Clint Severson, Chief Executive Officer of ABAXIS, Inc., +1-510-675-6500; or Retail, Joe Dorame, or Institutional/Analysts, Joe Diaz, both of RCG Capital Markets Group, +1-480-675-0400, for ABAXIS, Inc./
    /Web site:  http://www.abaxis.com /
    (ABAX)

CO:  ABAXIS, Inc.
ST:  California
IN:  HEA MTC
SU:  ERN CCA